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HEWLETT-PACKARD COMPANY

(Name of Registrant as Specified In Its Charter)

WALTER B. HEWLETT, EDWIN E. VAN BRONKHORST AND THE WILLIAM R. HEWLETT REVOCABLE TRUST

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WALTER B. HEWLETT
EDWIN E. VAN BRONKHORST
THE WILLIAM R. HEWLETT REVOCABLE TRUST
1501 Page Mill Road, MS 3U-10
Palo Alto, CA 94304

February 28, 2002

Dear Fellow Hewlett-Packard Stockholder:

We believe that it is important for all investors to know the facts—about an alternative for creating greater shareholder value, about the significant opposition to the proposed merger by HP employees and about HP’s failure to disclose the contemplated compensation packages for HP and Compaq’s CEOs.

Under the “Focus and Execute” strategy, we believe that the HP of tomorrow could realistically double its operating margins from 4.2% to 8.4% in FY 2003.1 By focusing on high-margin Imaging & Printing and high-end services, HP has the potential to realize $14 to $17 in greater value per share than the proposed Compaq merger.1

We are convinced today more than ever that HP is a strong company with dedicated and hard-working employees. We think HP stockholders need to know that the Field Research Corporation recently conducted surveys, commissioned by David W. Packard, in the HP communities of Corvallis, Oregon and Boise, Idaho.2 Those surveys show that 63% of employees surveyed from these areas oppose HP’s proposed merger with Compaq.3 This is in sharp contrast to what HP management has been saying about the reactions of its employees to the proposed Compaq merger.

We urge all stockholders, including HP employees and retirees, to join with us and the institutional investors who are voting against the Compaq merger. We strongly believe this is a bad transaction for all HP stockholders.

We Believe:

•	Stockholders have a right to know that the people promoting and recommending the merger with Compaq have interests in the transaction that are different from those of stockholders generally.

•	You have the right to know that HP has failed to disclose the compensation packages previously contemplated for Ms. Fiorina and Mr. Capellas. HP has repeatedly changed the compensation-related disclosures contained in its own proxy statement, attempting to “hide the ball” with respect to the contemplated compensation packages.

•	That the details of the compensation packages contemplated for Ms. Fiorina and Mr. Capellas are material to all stockholders considering the proposed merger.

     Under the terms of the compensation packages contemplated, Ms. Fiorina and Mr. Capellas would have received compensation valued at more than $115 million.4 This is far in excess of the $8 million and $14.4 million retention bonuses that Ms. Fiorina and Mr. Capellas voluntarily declined, which HP has touted and the press widely reported as being done to avoid the appearance of conflict.5 We filed materials relating to the contemplated compensation packages with the Securities and Exchange Commission today, which you may view on our website at www.votenohpcompaq.com.

     We are confident that you will continue to analyze the proposed merger with Compaq thoroughly and make the right choice to vote “AGAINST” the proposed acquisition of Compaq.

HP SHOULD PURSUE A “FOCUS AND EXECUTE” STRATEGY

We believe that a “Focus and Execute” strategy shows the stark contrast between a focused HP— with its higher value and lower risk— and the proposed merger with Compaq. The three guiding principles of the “Focus and Execute” strategy are:

•	Re-allocate investment to Imaging & Printing to defend our position and capitalize on emerging growth opportunities. Imaging & Printing, the crown jewel of the HP portfolio, is a business with healthy growth and margins. We believe HP must invest in this market to protect its franchise and capitalize on emerging growth opportunities.

•	Focus on profitability, not scale, in PCs. We firmly believe that HP should not double its exposure to commodity PCs and that HP would not benefit from attempting to be the number one PC company.

•	Build on HP’s strong mid-range and high-end enterprise position by filling key gaps. HP has a strong position and reputation in mid-range and high-end computing. HP’s UNIX position is valuable and we believe that UNIX will continue to be superior to NT in mid-range and high-end applications in the enterprise for many years. HP needs a stronger presence in software and high-end consulting services, which drive hardware sales, rather than a dramatic increase in exposure to commodity computer hardware.

THE CHOICE FOR HP INVESTORS IS CLEAR

•	HP’s strong positions in its core markets provide the basis for a wealth of attractive alternatives to the proposed Compaq merger.

•	By focusing on high-margin Imaging & Printing and high-end services, the HP of tomorrow could realistically double its operating margins from 4.2% to 8.4% in FY 2003.[1]

•	We believe the “Focus and Execute” strategy would achieve greater earnings per share than the Compaq merger scenario, would avoid massive dilution from issuing $25 billion of equity to Compaq shareholders and would avoid the substantial revenue loss from merger integration.

•	Under a “Focus and Execute” strategy, we believe that HP shareholders would achieve greater value with much less risk.

•	HP’s board needs to seriously evaluate the option of spinning off Imaging & Printing.

•	HP has the potential, as the result of the stronger business mix and greater profitability of the “Focus and Execute” strategy, to realize $14 to $17 in greater value per share relative to the proposed Compaq merger.[1]

HP STOCKHOLDERS COULD REALIZE
$14 to $17 MORE PER SHARE WITHOUT COMPAQ1
WHICH COMPANY WOULD YOU RATHER OWN?

We urge you not to trade HP’s crown jewel— Imaging & Printing— for Compaq’s low-margin, commodity computing businesses. Based on 2001 revenues, we estimate that the percentage of HP’s revenues derived from the profitable Imaging & Printing business would fall from 43% before the proposed merger to 25% if the proposed merger is consummated, while the percentage of revenues derived from commodity computing would increase from 24% to 40%.

WHEN HP EMPLOYEES LOSE CONFIDENCE
IN THEIR LEADER’S STRATEGY
THERE IS NO CHANCE FOR SUCCESS

Recent surveys commissioned by David W. Packard and conducted by a nationally recognized polling firm of HP employees in Corvallis, Oregon and Boise, Idaho revealed that 63% of employees surveyed in each location oppose HP’s proposed merger with Compaq.2, 3

Reasons volunteered by employees opposed to the merger included:8

•	“Compaq doesn’t add enough value/worried about Compaq’s profitability/PCs are a commodity business.”

•	“Lack of confidence in HP’s top management, CEO Carly Fiorina, the HP board.”

•	“Would like to see HP go in another direction/merger is bad for HP.”

•	“Mergers of this size don’t usually work/HP won’t realize the benefits that management is saying.”

•	“HP should place more emphasis on its core strengths, innovation, printing, imaging, other technologies.”

•	“It’s not necessary/HP doesn’t need this merger.”

•	“Don’t like the large retention bonuses to top management.”

If employees are opposed to the Compaq merger at a rate of over 2 to 1, what hope is there for the Compaq merger?

If you have previously voted management’s white proxy, you have every proper and legal right to change your mind. Only your latest dated proxy will be counted.

WE URGE YOU TO VOTE “AGAINST” THE COMPAQ MERGER BY CHECKING THE “AGAINST” BOX ON YOUR GREEN PROXY. SIMPLY SIGN, DATE AND MAIL BACK YOUR GREEN CARD PROMPTLY. PLEASE DO NOT RETURN ANY WHITE PROXY CARDS. A $25 BILLION MISTAKE IS NOT THE HP WAY.

Thank you for your continued support.

Sincerely,

WALTER B. HEWLETT

[1]	Based on assumptions outlined in a report titled “HP Has Higher Value, Lower Risk Strategic Alternatives to the Proposed Merger” filed with the SEC on 2/19/02.
[2]	The surveys were commissioned and paid for by David W. Packard, acting as an individual. Mr. Packard is not a participant in the solicitation of proxies from Hewlett-Packard stockholders being conducted by Walter B. Hewlett, Edwin E. van Bronkhorst and The William R. Hewlett Revocable Trust.
[3]	Corvallis survey results are based on a random sample of 445 current and 226 former HP employees living in Benton County or Linn County, Oregon by Field Research Corporation. The Boise-area findings are based on a random sample of 235 current and 237 former employees of the Hewlett-Packard Company living in Ada County, Idaho by Field Research Corporation.
[4]	In evaluating the compensation packages for Ms. Fiorina and other senior executives of HP and Compaq, the compensation committee, including Mr. Hewlett, recognized that if the proposed merger were to occur, it would present enormous integration challenges that would require a significant commitment of time from, and the substantial efforts of, senior management. With the help of expert employee benefits consultants, the compensation committee attempted to develop compensation packages that would likely result in the necessary commitment from senior management.
[5]	Associated Press, 1/14/02, see also, Dow Jones International News Service, 11/16/01 (“H-P said Fiorina declined to participate in the retention program to avoid a possible conflict of interest”), Associated Press, 11/16/01 (‘[b]oth CEOs wanted to avoid the appearance of potential conflicts of interest, according to company officials’).
[6]	HP’s revenue mix for 2001. “Commodity Computing” includes PCs/Access and Industry-Standard servers. “Enterprise” percentage omits Industry-Standard servers, which equaled 4% of revenues in 2001.
[7]	Based on actual results for CY 2001 for Compaq, actual results for FY 2001 for HP, segment projections for HP from Bernstein research dated 12/18/01 and segment projections for Compaq from Banc of America research dated 1/17/02. “Enterprise” percentage omits Industry-Standard servers, which equaled 10% of revenues in 2001.
[8]	Answers were recorded verbatim during the interviews and later coded into general categories of response.

     Forward-Looking Statements. The views expressed in this letter contain judgments, which are subjective in nature and in certain cases forward-looking in nature. This letter also contains estimates made without the benefit of actual measurement. Forward-looking statements and estimates by their nature, involve risks, uncertainties and assumptions. Forward-looking statements and estimates are inherently speculative in nature and are not guarantees of actual measurements or of future developments. Actual measurements and future developments may and should be expected to differ materially from those expressed or implied by estimates and forward-looking statements. The information contained in this letter does not purport to be an appraisal of any business or business unit or to necessarily reflect the prices at which any business or business unit or any securities actually may be bought or sold.

     Additional Information. On February 5th, Walter B. Hewlett, Edwin E. van Bronkhorst and the William R. Hewlett Revocable Trust (collectively, “The Filing Persons”) filed a definitive proxy statement with the Securities and Exchange Commission relating to the proposed merger including Hewlett-Packard Company and Compaq Computer Corporation. The Filing Persons urge stockholders to read their definitive proxy statement because it contains important information. You may obtain a free copy of the Filing persons’ definitive proxy statement and any other documents relating to the Filing Persons’ Solicitation on the Securities and Exchange Commission’s website at www.sec.gov, on the Filing Persons’ website at www.votenohpcompaq.com, or by contacting MacKenzie Partners, Inc. at 1-800-322-2885, or by sending an email to proxy@mackenziepartners.com.